Exhibit 10(j)

                               SUPPORT AGREEMENT
                              DATED APRIL 28, 1994
                                    BETWEEN
                       ITT CORPORATION AND ITT FINANCIAL CORPORATION

    This agreement entered into as of this 28th day of April, 1994, by and between ITT CORPORATION, a Delaware corporation ("ITT"), and ITT FINANCIAL CORPORATION, a Delaware corporation ("Financial"),

                                  WITNESSETH:

    WHEREAS, ITT is the owner of all of the issued and outstanding voting capital stock of Financial;

    WHEREAS, Financial regularly borrows funds in the public and private capital markets to conduct its business;

    WHEREAS, ITT is willing to provide certain support to Financial in order to assure the ability of Financial to engage in financings at favorable terms; and

    WHEREAS, the execution and delivery of this Agreement has been duly authorized by ITT and Financial and this Agreement will constitute the legal, valid and binding obligations of the parties thereto in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

    NOW THEREFORE, in consideration of the provisions contained herein, the parties hereto agree as follows:

    1. Ownership. ITT or one or more of its direct or indirect wholly-owned subsidiaries or a combination thereof will continue to own at least a majority of the shares of capital stock of Financial having voting power for the election of directors, and ITT will not create or permit the creation of any mortgage, pledge or other lien on any of such shares so owned.

    2. Maintenance of Debt to Equity Ratio. ITT will assure that the debt to equity ratio (as determined on a consolidated basis - excluding depository institutions - and in accordance with generally accepted accounting principles) for Financial, as determined from Financial's balance sheet as at the end of each calendar quarter, does not exceed 6.75 to 1.

    3. Commitment to Make Loans. If Financial should at any time lack sufficient cash, other liquid assets or credit facilities to meet an obligation to pay principal of, or premium or interest on any commercial paper or other short-term debt for borrowed money of Financial on a timely basis, then ITT will lend to Financial on a subordinated basis up to $300 million in cash which Financial may use only for the purpose of meeting any such payment obligation. Any such loan by ITT to Financial will bear interest at a fluctuating interest rate per annum equal to the announced prime commercial lending rate of The Chase Manhattan Bank, N.A. and will be repayable on demand at any time after the business day following the 29th day after such loan was made to Financial, except that no repayment of any such loan will be made during a period of default in the payment of any unsubordinated indebtedness for borrowed money of Financial. The aggregate principal amount of loans to Financial hereunder at any one time outstanding is limited to $300 million.
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  4. Commercial Paper Coverage.  ITT will take all reasonable actions necessary to cause and assure that Financial at all times maintains unused committed bank lines of credit to back up its commercial paper borrowings in an amount not less than such commercial paper borrowings.

  5. Term. This Agreement shall remain in full force and effect while any debt for borrowed money of Financial is outstanding unless terminated by either party. Each party reserves the right to terminate its obligations hereunder by notice to the other party delivered not less than 60 nor more than 90 days prior to such termination, but in no event shall such termination be earlier than July 31, 1995. In no event shall this Agreement be terminated if such termination would result in the downgrading of ITT Financial Corporation's outstanding debt by any one of the agencies engaged by the Company to rate its debt.

  6. Notices. Any notice or other communication required or contemplated by this Agreement shall be in writing and delivered as follows:

  If to ITT:                  ITT Corporation
                                1330 Avenue of the Americas
                                New York, NY 10019-5490
                                Attention: Treasurer

  If to Financial:            ITT Financial Corporation
                                645 Maryville Centre Drive
                                St. Louis, MO 63141-5832
                                Attention: Treasurer

  7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.


                           ITT CORPORATION


                              By:A.N. Reese
                                 -------------------------------
                                 Ann N. Reese


                           ITT FINANCIAL CORPORATION


                              By:R.H. Schumacker
                                 -------------------------------
                                 Richard H. Schumacker